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EXHIBIT 23.1


ACCOUNTANTS' CONSENT


The Board of Directors,
DRS Technologies, Inc.:


        We consent to the incorporation by reference in the registration statements (No. 33-33125, No. 33-42886 and No. 333-69751) on Form S-8 and (No.
33-64641, No. 333-04929 and No. 333-52170) on Form S-3 of DRS Technologies, Inc. of our report dated May 17, 2001, relating to the consolidated balance sheets of DRS Technologies, Inc. and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity and comprehensive earnings, and cash flows and related consolidated financial statement schedule for each of the years in the three-year period ended March 31, 2001, which report appears in the March 31, 2001 Annual Report on Form 10-K of DRS Technologies, Inc.


/s/ KPMG LLP


Short Hills, New Jersey
June 26, 2001